EXHIBIT 99.1

NEWS	Contact: Clay Williams (713)346-7606
FOR IMMEDIATE RELEASE
NATIONAL OILWELL VARCO ANNOUNCES
FIRST QUARTER 2006 EARNINGS AND BACKLOG
HOUSTON, TX, April 26, 2006 — National Oilwell Varco, Inc. (NYSE: NOV) today reported that for its first quarter ended March 31, 2006 it earned net income of $120.3 million, or $0.68 per fully diluted share, compared to fourth quarter ended December 31, 2005 net income of $101.6 million, or $0.58 per fully diluted share.
The results include $14.7 million of pre-tax charges ($0.06 per share after tax) related to Varco International, Inc. integration costs ($7.9 million pre-tax or $0.03 per share after tax) and stock-based compensation charges related to the expensing of options ($6.8 million pre-tax or $0.03 per share after tax). Excluding integration and stock-based compensation charges, earnings were $0.74 per fully diluted share.
Reported revenues for the quarter increased 9.8 percent sequentially to $1,511.8 million, and operating profit was $212.5 million, an increase of 19.9 percent over the fourth quarter, excluding integration and stock-based compensation charges from both periods. Operating profit flow-through, or the increase in operating profit divided by the increase in revenue, was 26.2 percent from the fourth quarter of 2005 to the first quarter of 2006, and was 26.2 percent from the first quarter of 2005 to the first quarter of 2006, excluding integration and stock-based compensation from all periods.
Backlog for capital equipment orders for the Company’s Rig Technology segment at March 31, 2006 rose 39 percent over the prior quarter to $3.2 billion, compared to $2.3 billion at December 31, 2005, with new orders during the quarter of $1.3 billion. The increase in the Company’s backlog for capital equipment reflected the strong demand for its drilling equipment products, particularly for many new offshore rigs currently under construction.
Pete Miller, Chairman, President and CEO of National Oilwell Varco, remarked, “Our company is off to a great start in 2006. We enjoyed strong demand for our oilfield products and services during the quarter, with all three of our segments reporting higher sales, operating profit and operating margins over the prior quarter and the first quarter of last year. We continue to see tremendous demand in this market, and believe that worldwide oil and gas market activity will remain strong through 2006.”

“We have largely completed our integration activities associated with the merger between National-Oilwell and Varco, which closed March 11, 2005, and are benefiting from about $15 million in savings each quarter. As a result, our outlook for the remainder of the year is very good.”
Rig Technology
First quarter revenues for the Rig Technology segment increased by 11.0 percent over the fourth quarter to $715.3 million, mainly due to growing demand for drilling and well-servicing equipment. Operating profit for this segment was $100.8 million, or 14.1 percent of sales, representing an increase of $20.3 million from the fourth quarter. Operating profit flow-through from the fourth quarter of 2005 to the first quarter of 2006 was 29 percent, excluding integration and stock-based compensation from both periods. Revenue out of backlog for the segment rose 18 percent sequentially, to $421 million.
Petroleum Services & Supplies
Revenues for the first quarter of 2006 for the Petroleum Services & Supplies segment were $541.0 million, up 5.4 percent compared to fourth quarter results. Operating profit increased sequentially by 16.7 percent to $118.3 million or 21.9 percent of revenue during the first quarter. Operating profit flow-through from the fourth quarter of 2005 to the first quarter of 2006 was 61 percent. High flow-throughs resulted from higher volumes and pricing in most oilfield markets around the world, partly offset by higher employee benefit costs, and seasonally lower results in this segment’s fiberglass operations in China and its pipeline inspection operations. The group’s Mission drilling expendables, Griffith/Vector downhole tools, Brandt solids control, and Quality Tubing coiled tubing brands all posted double digit growth sequentially.
Distribution Services
The Distribution Services segment generated first quarter revenues of $326.5 million, representing a 5.9 percent increase from the fourth quarter. First quarter operating profit was $20.8 million or 6.4 percent of sales, $5.9 million higher than the fourth quarter. The significant improvement in operating profit margins for this segment over the prior quarter was due to lower costs and higher sales volume, primarily in Canada, Texas, and the mid-continent region of the U.S.
The Company has scheduled a conference call for April 26, 2006, at 10:00 a.m. Central Time to discuss first quarter results. The call will be broadcast through the Investor Relations link on National Oilwell Varco’s web site at www.nov.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 303-262-2075 prior to the scheduled start time.
National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations, the provision of oilfield services, and supply chain integration services to the upstream oil and gas industry.
Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.
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NATIONAL OILWELL VARCO, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	March 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$263.0	$209.4
Receivables, net	1,204.5	1,139.2
Inventories, net	1,353.5	1,198.3
Costs in excess of billings	348.7	341.9
Deferred income taxes	58.6	58.6
Prepaid and other current assets	90.2	50.8

Total current assets	3,318.5	2,998.2

Property, plant and equipment, net	878.4	877.6
Deferred income taxes	52.4	52.2
Goodwill	2,136.6	2,117.7
Intangibles, net	603.8	611.5
Other assets	19.8	21.3

Total assets	$7,009.5	$6,678.5

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$605.6	$568.2
Accrued liabilities	641.5	530.1
Current portion of long-term debt and short-term borrowings	4.2	5.7
Accrued income taxes	115.3	83.2

Total current liabilities	1,366.6	1,187.2

Long-term debt	834.8	835.6
Deferred income taxes	357.2	373.3
Other liabilities	70.3	63.7

Total liabilities	2,628.9	2,459.8

Commitments and contingencies

Minority interest	24.9	24.5

Stockholders’ equity:
Common stock – par value $.01; 174,853,276 and 174,362,488 shares issued and outstanding at March 31, 2006 and December 31, 2005	1.7	1.7
Additional paid-in capital	3,409.5	3,400.9
Unearned stock-based compensation	—	(16.5)
Accumulated other comprehensive income (loss)	(5.7)	(21.8)
Retained earnings	950.2	829.9

	4,355.7	4,194.2

	$7,009.5	$6,678.5

NATIONAL OILWELL VARCO, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share data)

	Three Months Ended
	March 31,
	2006	2005
Revenue:

Rig technology	$715.3	$424.4

Petroleum services and supplies	541.0	209.1

Distribution services	326.5	235.9

Eliminations	(71.0)	(54.5)

Total revenue	1,511.8	814.9

Gross profit	349.8	161.8

Gross profit %	23.1%	19.9%

Selling, general, and administrative	137.3	85.0

Integration costs and stock-based compensation	14.7	10.9

Operating profit	197.8	65.9

Interest and financial costs	(13.6)	(10.7)
Interest income	1.7	1.0
Other income (expense), net	(3.0)	(0.7)

Income before income taxes and minority interest	182.9	55.5
Provision for income taxes	61.3	19.5

Income before minority interest	121.6	36.0
Minority interest in income of consolidated subsidiaries	1.3	0.4

Net income	$120.3	$35.6

Net income per share:

Basic	$0.69	$0.34

Diluted	$0.68	$0.33

Weighted average shares outstanding:

Basic	174.6	105.3

Diluted	176.6	106.6

NATIONAL OILWELL VARCO, INC.
OPERATING PROFIT — PRO FORMA SUPPLEMENTAL SCHEDULE (Unaudited)
(In millions)

	Three Months Ended
	March 31,		December 31,
	2006	2005	2005

Revenue:

Rig technology	$715.3	$543.3	$644.4

Petroleum services and supplies	541.0	402.0	513.2

Distribution services	326.5	235.9	308.2

Eliminations	(71.0)	(58.4)	(88.4)

Total Revenue	$1,511.8	$1,122.8	$1,377.4

Operating profit:

Rig technology	$100.8	$61.3	$80.5

Petroleum services and supplies	118.3	63.6	101.4

Distribution services	20.8	7.6	14.9

Unallocated expenses and eliminations	(27.4)	(22.0)	(19.5)

Total operating profit (before integration costs and stock-based compensation)	$212.5	$110.5	$177.3

Operating profit %:

Rig technology	14.1%	11.3%	12.5%

Petroleum services and supplies	21.9%	15.8%	19.8%

Distribution services	6.4%	3.2%	4.8%

Other unallocated	—	—	—

Total operating profit (before integration costs and stock-based compensation)	14.1%	9.8%	12.9%

Note: The unaudited pro forma results represent the combined estimated financial results for National-Oilwell, Inc. and Varco International, Inc. as if the merger occurred at the beginning of each period presented. The results include the estimated effect of purchase accounting adjustments, but do not include any effect from costs savings that may result from the merger. The unaudited pro forma financial statements are presented for informational purposes only and are not necessarily indicative of results of operations or financial position that would have occurred had the transaction been consummated at the beginning of the period presented, nor are they necessarily indicative of future results.

NATIONAL OILWELL VARCO, INC.
PROFORMA RECONCILIATION EXCLUDING INTEGRATION COSTS AND STOCK-BASED COMPENSATION
(Unaudited)
(In millions, except per share data)

Three Months Ended
March 31, 2006

Reconciliation of EBITDA before integration costs and stock-based compensation (Note 1):

GAAP net income	$120.3

Provision for income taxes	61.3

Interest expense	13.6

Depreciation and amortization	38.4

Integration costs and stock-based compensation	14.7

EBITDA before integration costs and stock-based compensation (Note 1)	$248.3

Reconciliation of GAAP net income before integration costs and stock-based compensation (Note 2) :
GAAP net income	$120.3
Integration costs and stock-based compensation, net of tax	9.8

Net income before integration costs and stock-based compensation (Note 2)	$130.1

Weighted average dilutive shares outstanding	176.6

Dilutive earnings per share before integration costs and stock-based compensation	$0.74

Note 1 EBITDA before integration costs and stock-based compensation means earnings before interest, taxes, depreciation, amortization, and integration costs and stock-based compensation, and is a non-GAAP measurement. Management uses EBITDA before integration costs and stock-based compensation because it believes it provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.
Note 2 The Company believes that reporting net income and dilutive EPS excluding integration costs and stock-based compensation provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

CONTACT:	National Oilwell Varco, Inc. Clay Williams, (713) 346-7606 Clay.Williams@nov.com